Exhibit 99.15

FOR IMMEDIATE RELEASE

Johnson & Johnson Reports 2007 First-Quarter
Results:  Sales  Increase of 15.7% and EPS  of  $.88  Versus
$1.10 a Year Ago; Excluding Special Items, EPS was $1.16, an increase of 17.2% *

NEW BRUNSWICK, N.J., April 17, 2007 /PRNewswire-FirstCall via COMTEX News Network/ -- Johnson & Johnson today announced record first-quarter sales of $15.0 billion, an increase of 15.7% as compared to the first quarter of 2006. Operational growth was 13.3% with a positive currency impact of 2.4%. Domestic sales were up 11.9%, while international sales increased 20.8%, reflecting operational growth of 15.4% and a positive currency impact of 5.4%. On a pro-forma basis, including the net impact of the acquisition of Pfizer Consumer Healthcare in both periods, worldwide sales increased 6.3% operationally.

Net earnings and diluted earnings per share for the first quarter of 2007 were $2.6 billion and $.88, respectively. The first quarter of 2007 included an after-tax in-process research and development charge of $807 million associated with the acquisition of Conor Medsystems, Inc. The first quarter of 2006 included an after-tax gain of $368 million associated with the termination of the Guidant acquisition agreement as well as after-tax in- process research and development charges of $29 million associated with the acquisitions of Hand Innovations LLC and Future Medical Systems S.A. Excluding the impact of these special items, net earnings for the current quarter were $3.4 billion and diluted earnings per share were $1.16, representing increases of 14.0% and 17.2%, respectively, as compared to the same period in 2006.*

"Our solid first-quarter results demonstrate the strength of our broadly- based businesses, especially the strong performance of our pharmaceutical business," said William C. Weldon, Chairman and Chief Executive Officer. "We are delighted to add the Pfizer Consumer Healthcare and Conor Medsystems businesses to the Johnson & Johnson family of companies. Our strategy of being broadly-based continues to serve us well and is one of the keys to our consistent long-term performance."

Worldwide Medical Devices and Diagnostics sales of $5.3 billion for the first quarter represented a 6.2% increase over the prior year with operational growth of 3.7% and a positive impact from currency of 2.5%. Domestic sales increased 2.5%, while international sales increased 9.8% (4.7% from operations and 5.1% from currency).

Primary contributors to the operational growth included Vistakon's disposable contact lenses; Ethicon Endo-Surgery's minimally invasive products; Ethicon's wound care and women's health products, and DePuy's orthopaedic joint reconstruction, sports medicine and trauma businesses. This growth was partially offset by challenges faced by Cordis in the drug-eluting stent market.

During the quarter, the Company announced the completion  of the  acquisition of Conor Medsystems, Inc., a cardiovascular
device   company  with  a  unique  controlled  drug-delivery
technology.

In April, the Company submitted a Premarket Approval (PMA) application with the U.S. Food and Drug Administration (FDA) for its adjustable gastric band, an implantable device for the treatment of morbid obesity.

Worldwide Pharmaceutical sales of $6.2 billion for the first quarter represented an increase over the prior year of 10.6% with operational growth of 8.6% and a positive impact from currency of 2.0%. Domestic sales increased 9%, while international sales increased 13.6% (7.7% from operations and 5.9% from currency).

Sales growth reflects the strong performance of TOPAMAX, an antiepileptic and a treatment for the prevention of migraine headaches; LEVAQUIN, an anti- infective, and our antipsychotic franchise, which includes RISPERDAL, RISPERDAL CONSTA and INVEGA.

During the quarter, the European Commission granted conditional marketing authorization for PREZISTA, a protease inhibitor for the treatment of HIV-1 infected patients. In addition, the FDA granted pediatric exclusivity for both LEVAQUIN and RISPERDAL, extending the marketing exclusivity for these products by an additional six months.

Worldwide Consumer segment sales of $3.5 billion for the first quarter represented a 48.5% increase over the prior year with operational growth of 45.7% and a positive impact from currency of 2.8%. Domestic sales increased 41.7%, while international sales increased 54.9% (49.4% from operations and 5.5% from currency). On a pro-forma basis, including the net impact of the acquisition of Pfizer Consumer Healthcare in both periods, worldwide sales for the Consumer segment increased 6.7% operationally.

Sales growth in the combined business reflects the strong performance of McNeil Consumer's reformulated TYLENOL over-the-counter upper respiratory products; LISTERINE antiseptic mouthrinse; the skin care lines of AVEENO and CLEAN & CLEAR; BENADRYL allergy products; ROGAINE hair regrowth treatment, and VISINE eye care products.

Johnson & Johnson is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. The more than 250 Johnson & Johnson operating companies employ approximately 121,000 men and women in 57 countries and sell products throughout the world.

*Net earnings and diluted earnings per share excluding in-process research and development charges and the gain associated with the termination of the Guidant acquisition agreement are non-GAAP financial measures and should not be considered replacements for GAAP results. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

NOTE TO INVESTORS

Johnson & Johnson will conduct a conference call with financial analysts to discuss this news release today at 8:30 a.m., Eastern Daylight Time. A simultaneous webcast of the call for interested investors and others may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.

A copy of the financial schedules accompanying this press release are available at http://www.investor.jnj.com/historical-sales.cfm. The schedules include supplementary sales data, a condensed consolidated statement of earnings, and sales of key products/franchises.

Additional information on Johnson & Johnson can be found on the Company's website at http://www.jnj.com.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)